Exhibit 35.1

SERVICER COMPLIANCE STATEMENT
OF CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

The undersigned, a duly authorized officer of Citibank (South Dakota), National Association ("CBSD"), as Servicer under the Amended and Restated Pooling and Servicing Agreement dated as of October 5, 2001 (as amended through the date hereof, the "Pooling and Servicing Agreement") as supplemented by the Series 2000 Supplement thereto dated as of September 26, 2000 (as amended through the date hereof, the "Series 2000 Supplement" and, together with the Pooling and Servicing Agreement, the "Agreement") each between CBSD, as Seller, Servicer and as successor by merger to Citibank (Nevada), National Association, as Seller, and Deutsche Bank Trust Company Americas, as Trustee; and as Managing Beneficiary of Citibank Credit Card Issuance Trust (the "Issuing Entity") under the Indenture dated as of September 26, 2000 (as amended and supplemented through the date hereof, the "Indenture") between the Issuing Entity and Deutsche Bank Trust Company Americas, as Trustee, does hereby certify that:

1. CBSD is the Servicer under the Agreement and the Managing Beneficiary of the Issuing Entity.

2. A review of the servicing activities of CBSD during the fiscal year ended December 31, 2006 (the "Reporting Period") and of its performance under the Agreement and the Indenture was conducted under my supervision.

3. To the best of my knowledge, based on such review, CBSD has fulfilled all of its servicing obligations under the Agreement and the Indenture in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 22nd day of March, 2007.

/s/ Douglas C. Morrison
___________________________
Douglas C. Morrison
Vice President